Exhibit 2.10

James Hardie –

Bullet Facility Agreement

Dated [—] 2014

James Hardie International Finance Limited (“JHIFL”, a “Borrower” and the “Obligors’ Agent”)

James Hardie Building Products, Inc. (“JHBP” and a “Borrower”)

[—] (“Financier”)

King & Wood Mallesons

Level 61

Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

Australia

T +61 2 9296 2000

F +61 2 9296 3999

DX 113 Sydney

www.kwm.com

Ref: [—]

Bullet Facility Agreement

Contents

Details		1

General terms		3
1	Definitions	3

1.1	Definitions	3
1.2	Interaction with the Common Terms Deed Poll	5
2	The Facility and Facility Limit	6

2.1	Financier to fund	6
2.2	Maximum accommodation	6
3	Using the Facility	6

3.1	Drawing down	6
3.2	Requesting a drawdown	6
3.3	Effect of a Drawdown Notice	6
3.4	Conditions to first drawdown	6
3.5	Conditions to all drawdowns	7
3.6	Benefit of conditions	7
3.7	Currency and timing of drawdowns	7
3.8	Cancellation of certain facilities	7
4	Interest	7

4.1	Interest charges	7
4.2	Selection of Interest Period	8
4.3	When Interest Periods begin and end	8
4.4	Limit on Interest Periods	8
4.5	Notification of interest	8
4.6	Market disruption	8
4.7	Alternative basis of interest or funding	9
5	Repaying and prepaying	9

5.1	Repayment	9
5.2	Prepayment	9
5.3	Prepayment and the Facility Limit	9
6	Payments	10

6.1	Payment by direction	10
6.2	Amount Owing	10
6.3	Application of payments - pre-default	10
6.4	Application of payments - post-default	10
7	Cancellation	10
8	Fees	10

8.1	Upfront Commitment Fee	10
8.2	Unused Commitment Fee	10

© King & Wood Mallesons 11874795_1	Bullet Facility Agreement	i

9	Interest on overdue amounts	11

9.1	Obligation to pay	11
9.2	Compounding	11
9.3	Interest following judgment	11
10	Money Laundering	11
11	Taxation – additional matters	12

11.1	Withholding Tax	12
11.2	FATCA	12
12	Governing law and jurisdiction	12

Schedule 1 – Common Terms Deed Poll: supplemental provisions and variations (clause 1.2(e))		13
Schedule 2 - Drawdown Notice (clause 3)		19
Schedule 3 - Selection Notice (clause 4.2)		21
Schedule 4 - Repayment Notice (clause 5.1)		23
Schedule 5 - Prepayment Notice (clause 5.2)		24
Signing page		25

© King & Wood Mallesons 11874795_1	Bullet Facility Agreement	ii

Bullet Facility Agreement

Details

Interpretation – Definitions are in clause 1.

Parties	JHIFL, JHBP and Financier, each as described below.
JHIFL and a Borrower	Name	James Hardie International Finance Limited

	Incorporated in	Ireland with Registration Number 471702

	Address	Europa House Second Floor Harcourt Centre Harcourt Street Dublin 2, Ireland

	Fax	+ 353 1 479 1128

	Attention	Treasurer
JHBP and a Borrower	Name	James Hardie Building Products, Inc.

	Incorporated in	Nevada

	Address	Suite 400 26300 La Alameda Mission Viejo CA 92691 United States of America

	Fax	+1 949 348 4534

	Attention	Company Secretary
Financier	Name	[—]

	Registered number	[—]

	Address	[—]

	Fax	[—]

	Attention	[—]
Facility	Description	Revolving US$ line of credit facility.

	Facility Limit	US$[—]

	Maturity Date	[—]

	Currency	US$

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	1

	Interest Rate	For an Interest Period, means LIBOR plus the Margin.

	Margin	[—]% p.a.

	Interest Periods	Subject to clause 4.2 (“Selection of Interest Period”), [—] months, or such other period as agreed between a Borrower (or the Obligors’ Agent) and the Financier.

Purpose

For general corporate purposes of the Group, including, without limitation:

•        to fund the Group’s working capital requirements;

•        to refinance existing Financial Indebtedness and pay related transaction costs;

•        to fund acquisitions;

•        to fund or reimburse against capital expenditure costs and payments to the Fund by any Group member; and/or

•        to fund distributions or other capital payments (if any).

Fees (also see clause 8)	[—] Fee	[—]% of the Facility Limit, payable on the terms set out in clause 8.1 (“[—] Fee”).
	[—] Commitment Fee	[—]% per annum of the applicable Margin calculated on the daily balance of the Undrawn Facility Limit. It accrues and is payable on the terms set out in clause 8.2 (“[—] Commitment Fee”).
Date of agreement	See Signing page

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	2

Bullet Facility Agreement

General terms

1	Definitions

1.1	Definitions

Amount Owing means the total of all amounts which are then due for payment, or which will or may become due for payment, in connection with any Financing Document (including transactions in connection with them) to the Financier.

Availability Period means the period commencing on the date of this agreement and ending on the Maturity Date or, if earlier, the date on which the Facility Limit is cancelled in full.

Borrower means each of JHIFL and JHBP individually but not jointly.

Common Terms Deed Poll means the deed poll entitled “James Hardie Group - Common Terms Deed Poll” as amended and restated on 21 January 2013 and having an Effective Date (as defined therein) of 29 January 2013.

Default Rate means the applicable Interest Rate at the time plus [—]% per annum. For the purpose of this definition, the interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 360 days as if the overdue amount is a cash advance with Interest Periods of 30 days (or another period chosen from time to time by the Financier) with the first Interest Period starting on and including the due date.

Details means the section of this agreement headed “Details”.

Drawdown Date means the Business Day on which a drawdown of the Facility is or is to be made but does not include a rollover of a Drawing on the last day of an Interest Period.

Drawdown Notice means a completed notice in writing, substantially in the form of, and containing the information and representations and warranties set out in, schedule 2 (“Drawdown Notice”) and signed by an Authorised Officer of the Obligors’ Agent.

Drawing means the outstanding principal amount of a drawdown made under the Facility.

Facility means the facility made available under this agreement.

Facility Limit means the amount set out as such in the Details, as reduced by the total of all cancellations under this agreement.

FATCA means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	3

Fee Payment Date means each 31 March, 30 June, 30 September and 31 December after the date of this agreement.

Financier means the person so described in the Details.

Financing Document means each of:

(a)	this agreement;

(b)	the Common Terms Deed Poll;

(c)	each Drawdown Notice;

(d)	each Selection Notice;

(e)	any other document which the Obligors’ Agent and the Financier agree to be a Financing Document; and

(f)	any document entered into for the purpose of amending or novating any of the above.

Interest Payment Date means, in respect of an Interest Period, the last day of that Interest Period.

Interest Period means each period selected in accordance with clause 4.2 (“Selection of Interest Period”).

Interest Rate means, subject to clause 4.6 (“Market disruption”), the interest rate set out in the Details.

LIBOR means, in relation to any Drawing:

(a)	the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for US$ and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (but if the agreed page is replaced or service ceases to be available, the Financier may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent) (“Screen Rate”); or

(b)	(if no Screen Rate is available for US$ and the Interest Period of that Drawing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Financier at its request quoted by the principal London offices of at least three leading international banks chosen by the Financier in consultation with the Obligors’ Agent to other leading banks in the London interbank market, as of 11:00am ([—] time) on the day two Business Days before the first day of an Interest Period for which the interest rate is to be determined for the offering of deposits in US$ and for a period comparable to the Interest Period for that Drawing.

Margin means on any day, the margin set out in the Details.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	4

Market Disruption Event means:

(a)	at or about noon on the day two Business Days before the first day of an Interest Period for which the interest rate is to be determined, by reason of circumstances affecting the London interbank market for US$, the “LIBOR” component of the Interest Rate cannot be determined; or

(b)	before close of business in London on the day two Business Days before the first day of an Interest Period for which the interest rate is to be determined, the Financier determines that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

Maturity Date means the maturity date for the Facility as set out in the Details, but if that is not a Business Day, then the preceding Business Day.

Prepayment Notice means a completed notice in writing, substantially in the form of, and containing the information and representations and warranties set out in, schedule 5 (“Prepayment Notice”) and signed by an Authorised Officer of the Obligors’ Agent.

Repayment Notice means a completed notice in writing, substantially in the form of, and containing the information and representations and warranties set out in, schedule 4 (“Repayment Notice”) and signed by an Authorised Officer of the Obligors’ Agent.

Selection Notice means a notice under clause 4.2(b) (“Selection of Interest Period”), to be substantially in the form of, and containing the information and representations and warranties set out in, schedule 3 (“Selection Notice”) and signed by an Authorised Officer of the Obligors’ Agent.

Undrawn Facility Limit means the Facility Limit less the aggregate of all Drawings outstanding.

1.2	Interaction with the Common Terms Deed Poll

(a)	Each Borrower acknowledges that:

(i)	the Financier is a Creditor; and

(ii)	this agreement is a Facility Agreement,

for the purposes of the Common Terms Deed Poll.

(b)	On execution of this agreement, the provisions of the Common Terms Deed Poll (subject to paragraphs (d) and (e) below) are incorporated into this agreement to the intent and effect that any such provision for the benefit of a Creditor or a Borrower (as defined in the Common Terms Deed Poll) may be enforced by the Financier or a Borrower to the same extent as if the Financier was a party to the Common Terms Deed Poll.

(c)	A term which has a defined meaning (including by reference to another document) in the Common Terms Deed Poll has the same meaning when used in this agreement unless it is expressly defined in this agreement, in which case the meaning in this agreement prevails.

(d)	Where a conflict arises between a provision of the Common Terms Deed Poll and this agreement, the Common Terms Deed Poll will prevail unless the provision in this agreement includes words substantially to the effect of “Despite the terms of the Common Terms Deed Poll”, in which case the relevant provision of this agreement prevails.

(e)	The Common Terms Deed Poll is supplemented and varied as set out in Schedule 1 (“Common Terms Deed Poll: supplemental provisions and variations”).

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	5

2	The Facility and Facility Limit

2.1	Financier to fund

Subject to the terms of this agreement, the Financier agrees to provide to the relevant Borrower the financial accommodation requested by the Obligors’ Agent under this agreement.

2.2	Maximum accommodation

The financial accommodation to be provided under this agreement must not exceed the Facility Limit.

3	Using the Facility

3.1	Drawing down

The Borrowers need not use the Facility. However, if a Borrower wants to use the Facility, it may do so by one or more drawdowns.

3.2	Requesting a drawdown

(a)	If a Borrower wants a drawdown, the Obligors’ Agent must provide a written Drawdown Notice to the Financier by 11:00am ([—] time) at least 2 Business Days prior to the requested Drawdown Date (or such later time as the Financier may agree).

(b)	The minimum amount of a Drawing is the lesser of:

(i)	US$[—]; and

(ii)	the Undrawn Facility Limit,

and any Drawing must be a whole multiple of US$[—].

3.3	Effect of a Drawdown Notice

A Drawdown Notice is effective when the Financier actually receives it in legible form. An effective Drawdown Notice is irrevocable.

3.4	Conditions to first drawdown

Each Borrower agrees not to request the first drawdown, and the Financier is not obliged to provide the first drawdown, unless:

(a)	all the conditions precedent listed in clause 3 (“Conditions precedent”) of the Common Terms Deed Poll have been either satisfied or waived in accordance with that deed; and

(b)	a completed Facility Nomination Letter nominating this agreement as a Facility Agreement has been received by the Financier.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	6

3.5	Conditions to all drawdowns

In addition to the conditions precedent in clause 3 (“Conditions precedent”) of the Common Terms Deed Poll, the Financier need not provide any financial accommodation on a Drawdown Date unless it is satisfied that:

(a)	the Drawdown Date is a Business Day during the Availability Period for the Facility;

(b)	the amount of the Drawing equals or exceeds the minimum drawdown amount set out in clause 3.2(b) (“Requesting a drawdown”);

(c)	after the Drawing has been made, the sum of all outstanding Drawings will not exceed the Facility Limit;

(d)	the Financier has received a Drawdown Notice in respect of the requested drawdown in accordance with clause 3.2 (“Requesting a drawdown”); and

(e)	the proposed Drawing is for one or more of the purposes set out in the Details.

3.6	Benefit of conditions

Each condition to a drawdown is for the sole benefit of the Financier and may only be waived by the Financier.

3.7	Currency and timing of drawdowns

The Financier agrees to make each drawdown available to the account specified in the relevant Drawdown Notice in immediately available US$ funds by 2:00pm (local time in [—]) on the relevant Drawdown Date.

3.8	Cancellation of certain facilities

Upon satisfaction of the conditions precedent in clause 3.4, the following facilities will be automatically cancelled:

(a)	[—]; and

(b)	[—].

4	Interest

4.1	Interest charges

Each Borrower must pay interest on each Drawing it makes for each of its Interest Periods at the applicable Interest Rate. Interest:

(a)	accrues daily from and including the first day of an Interest Period to, but excluding, the last day of the Interest Period;

(b)	is payable in arrears on each Interest Payment Date; and

(c)	is calculated on actual days elapsed and a year of 360 days.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	7

4.2	Selection of Interest Period

An Interest Period for a Drawing is:

(a)	for the first Interest Period, the period specified in the Drawdown Notice for that Drawing; and

(b)	for each subsequent Interest Period, a period notified in a Selection Notice given by the Obligors’ Agent to the Financier on the Business Day before the last day of the current Interest Period. However, in each case, the specified period must be one that is set out in the Details. If the Obligors’ Agent does not give correct notice, the subsequent Interest Period is the same length as the Interest Period which immediately precedes it (or it is the period until the Maturity Date, if that is shorter than the preceding Interest Period).

4.3	When Interest Periods begin and end

(a)	An Interest Period for a Drawing begins:

(i)	for the first Interest Period, on its Drawdown Date; and

(ii)	for each subsequent Interest Period, on the day when the preceding Interest Period for the Drawing ends.

(b)	An Interest Period which would otherwise end on a day which is not a Business Day ends on the next Business Day (unless that day falls in the following month, in which case the Interest Period ends on the previous Business Day). However, an Interest Period which would otherwise end after the Maturity Date ends on the Maturity Date.

(c)	If an Interest Period of one or a number of months commences on a date in a month for which there is no corresponding date in the month in which the Interest Period is to end, it will end on the last Business Day of the latter month.

4.4	Limit on Interest Periods

In selecting Interest Periods under clause 4.2 (“Selection of Interest Period”), the Obligors’ Agent must ensure that there are no more than 5 different Interest Periods at any one time.

4.5	Notification of interest

Interest on a Drawing is payable in immediately available funds.

The Financier will notify the Obligors’ Agent of the interest rates determined under this agreement as soon as they are ascertained. Failure to do so will not affect the obligations of a Borrower in any way.

4.6	Market disruption

If a Market Disruption Event occurs in relation to a Drawing for any Interest Period, then the Interest Rate on that Drawing for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified by the Financier as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Financier of funding its participation in that Drawing from whatever source it may reasonably select.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	8

4.7	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Financier or a Borrower so requires, the Financier and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Financier and the Obligors’ Agent, be binding on each of them and the Borrowers.

5	Repaying and prepaying

5.1	Repayment

(a)	Each Borrower agrees to repay the total of the Drawings drawn by it and all interest and other amounts (including default interest) which have accrued or which are otherwise payable (but unpaid) in respect of this agreement on the Maturity Date.

(b)	The Obligors’ Agent must provide a written Repayment Notice to the Financier by 11:00am ([—] time) at least 2 Business Days prior to the Maturity Date (or such later time as the Financier may agree), but failure to do so is without prejudice to the obligations of the Borrowers under clause 5.1(a) above.

5.2	Prepayment

Each Borrower may prepay all or part of a Drawing drawn by it as follows:

(a)	if only part of a Drawing is prepaid, it must be at least US$[—] and a whole multiple of US$[—], or such lesser amount as may be agreed by the Financier (at its discretion) from time to time; and

(b)	that Borrower must also pay all accrued (but unpaid) interest on that Drawing; and

(c)	the Obligors’ Agent must provide a written Prepayment Notice to the Financier at least 10 Business Days prior to the date of the requested prepayment (as at close of business [—] time) (once given, a notice of prepayment is irrevocable and that Borrower is obliged to prepay in accordance with the notice).

If the prepayment is made on an Interest Payment Date for the Drawing to be prepaid, no Break Costs are payable. However, if a Borrower prepays on a day other than the Interest Payment Date for the Drawing to be prepaid and the Financier incurs any Break Costs as a result of such prepayment, then that Borrower will be liable for Break Costs (if any) under clause 12 (“Costs and indemnities”) of the Common Terms Deed Poll.

5.3	Prepayment and the Facility Limit

The Facility Limit is not reduced by amounts prepaid under clause 5.2 (“Prepayment”).

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	9

6	Payments

6.1	Payment by direction

If the Financier directs a Borrower to pay a particular party or in a particular manner, that Borrower is taken to have satisfied its obligation to the Financier by paying in accordance with the direction.

6.2	Amount Owing

Subject to the provisions of any Financing Document, each Borrower agrees to repay the Amount Owing on the Maturity Date under this agreement.

6.3	Application of payments - pre-default

Prior to an Event of Default, the Financier will apply amounts paid by each Borrower in accordance with the terms of the Financing Documents.

6.4	Application of payments - post-default

If an Event of Default subsists, the Financier may apply amounts paid by each Borrower towards satisfaction of the Borrower’s obligations under the Financing Documents in the manner it sees fit, unless the Financing Documents expressly provide otherwise. This appropriation overrides any purported appropriation by a Borrower or any other person.

7	Cancellation

The Obligors’ Agent may cancel the Undrawn Facility Limit in whole or in part at any time during the Availability Period by notifying the Financier in writing at least 2 Business Days prior to the date the cancellation is to take effect. A partial cancellation must be at least US$[—], unless the Financier agrees otherwise. Once given, the notice is irrevocable. The Facility Limit is reduced by the amount of any cancellation.

The Facility Limit is automatically cancelled at 5:30pm ([—] time) on the last day of the Availability Period.

8	Fees

8.1	[—] Fee

The Obligors’ Agent agrees to pay on execution of this agreement, an [—] Fee as set out in the Details.

8.2	[—] Commitment Fee

The Obligors’ Agent agrees to pay in arrears on each Fee Payment Date, on any cancellation date described below and on the Maturity Date, the accrued but [—] Commitment Fee as set out in the Details.

If the Obligors’ Agent cancels any of the Undrawn Facility Limit, it also agrees to pay on the cancellation date, the [—] Commitment Fee in respect of the cancelled amount from (but excluding) the last Fee Payment Date up to and including the cancellation date.

The [—] Commitment Fee is calculated on actual days elapsed using a 360 day year.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	10

9	Interest on overdue amounts

This clause applies despite the provisions of the Common Terms Deed Poll.

9.1	Obligation to pay

If a Borrower does not pay any amount under or in respect of this agreement (including an amount of interest payable under this clause 9.1) on the due date for payment, that Borrower must pay interest on that amount at the Default Rate. The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 360 days.

A Borrower must pay interest under this clause to the Financier on demand from the Financier on the last Business Day of each calendar month.

9.2	Compounding

Interest payable under clause 9.1 (“Obligation to pay”) which is not paid when due for payment may be added to the overdue amount by the Financier on the last Business Day of each calendar month. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 9.1 (“Obligation to pay”).

9.3	Interest following judgment

If a liability becomes merged in a judgment, the relevant Borrower must pay interest on the amount of that liability as an independent obligation. This interest:

(a)	accrues daily from (and including) the date the liability becomes due for payment both before and after the judgment up to (but excluding) the date the liability is paid; and

(b)	is calculated at the judgment rate or the Default Rate (whichever is higher).

The relevant Borrower must pay interest under this clause to the Financier on demand from the Financier.

10	Money Laundering and Sanctions

Each Borrower agrees that the Financier may delay, block, or refuse to make any payment if the Financier believes on reasonable grounds that making that payment will breach any law in Australia or any other country (including any law relating to sanctions) where such payment is to be made, and the Financier will incur no liability to that Borrower if it does so.

Each Borrower must provide all information to the Financier that the Financier reasonably requires to comply with any law in Australia or any other country (including any law relating to sanctions). Each Borrower agrees the Financier may disclose information which it provides to the Financier where required by any law in Australia or any other country (including any law relating to sanctions).

Unless a Borrower has disclosed that it is acting in a trustee capacity or on behalf of another party, that Borrower warrants that it is acting on its own behalf in applying for and using any of the Financier’s products or services.

Each Borrower declares and undertakes to the Financier that the payment of monies by the Financier in accordance with any written instructions given by that

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	11

Borrower will not breach any law in Australia or any other country where such money is to be paid (including all applicable laws or regulations relating to anti-money laundering, counter-terrorism financing or sanctions).

11	Taxation – additional matters

11.1	Withholding Tax

Despite the terms of the Common Terms Deed Poll, the Borrowers undertake to the Financier as follows:

(a)	to lodge on or before the specified return date(s) for the relevant chargeable period(s), relevant information returns with the Irish Revenue Commissioner, where interest under this Facility is treated by JHIFL as exempt from the requirement to withhold; and

(b)	if any payment has been made to a relevant authority pursuant to clause 5 (“Withholding tax”) of the Common Terms Deed Poll, the relevant Borrower will, within 30 days of either making the payment or receiving original receipts from the Financier, deliver to the Financier evidence that the appropriate payments has been paid to the relevant taxing authority.

11.2	FATCA

Despite the terms of the Common Terms Deed Poll, each party to this agreement shall deliver to the other party at the time or times prescribed by law and at such time or times reasonably requested by the other party such documentation prescribed by FATCA and such additional documentation reasonably requested by the other party as may be necessary for the other party to comply with their obligations under FATCA.

12	Governing law and jurisdiction

This agreement is governed by the law in force in New South Wales and each Borrower submits to the non-exclusive jurisdiction of the courts of that place.

EXECUTED as an agreement.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	12

Bullet Facility Agreement

Schedule 1 – Common Terms Deed Poll: supplemental provisions and variations (clause 1.2(e))

1	New financial undertakings

1.1	Substituted financial undertakings

In accordance with clause 9.4(f)(ii) (“New financial undertakings”) of the Common Terms Deed Poll and in substitution for, and in lieu of, the financial undertakings in clauses 9.4(a) - (f) inclusive of the Common Terms Deed Poll (the “replaced financial undertakings”), the financial undertakings set out below apply.

(a)	(EBIT) The Parent and JHIGL will ensure that EBIT will not be less than 3.25 times Net Interest Charges for the 12 month period ending on each Reporting Date.

(b)	(Compensation funding) The Parent will ensure that:

(i)	no more than 35% of its Free Cash Flow in any given Financial Year is contributed to the Fund on the payment dates under the AFFA in the next following Financial Year. For avoidance of doubt, if the Parent elects to make instalment payments to the Fund pursuant to clause 9.7(a)(i) (“Payment options”) of the AFFA, the 35% cap does not include any interest payable under clause 9.7(b) (“Payment options”) of the AFFA; and

(ii)	no Group Member (other than the Parent) provides any guarantee, indemnity or other form of financial support in relation to the obligations under the AFFA of the Group Member primarily liable to make funding payments to the Fund under the AFFA (currently James Hardie 117 Pty Limited).

(c)	(Funded Debt) The Parent and JHIGL will ensure that Consolidated Funded Net Debt will not be more than 3.00 times EBITDA for the 12 month period ending on each Reporting Date.

(d)	(Permitted External Financial Indebtedness) The Parent and JHIGL will ensure that the ratio of Consolidated Permitted External Financial Indebtedness to Consolidated Total Tangible Assets does not exceed 10% on each Reporting Date.

(e)	(New financial undertakings) If, after the date of this agreement and prior to 30 June 2014, a Facility Agreement entered into by a particular Creditor:

(i)	contains one or more financial undertakings (“additional financial undertakings”) which are in addition to the financial undertakings in clauses 9.4(a) to 9.4(d) inclusive, then the additional financial undertakings apply in relation to all Transaction Documents for the benefit of all Creditors and the Obligors’ Agent must promptly notify each Creditor of the additional financial undertakings; or

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	13

(ii)	contains one or more financial undertakings (“substituted financial undertakings”) which are expressly stated to be in substitution for, or in lieu of, any one or more of the financial undertakings in clauses 9.4(a) to 9.4(d) inclusive (“replaced financial undertakings”), then:

(A)	the substituted financial undertakings apply in relation to all Transaction Documents to which that particular Creditor is a party or which apply for the benefit of that particular Creditor;

(B)	the Parent and JHIGL are not required to comply with the replaced financial undertakings for the benefit of that particular Creditor; and

(f)	the Obligors’ Agent must promptly notify each other Creditor of the substituted financial undertakings and offer to comply with the substituted financial undertakings in relation to all Transaction Documents to which that other Creditor is a party or which apply for the benefit of that other Creditor in substitution for, and in lieu of, being required to comply with the replaced financial undertakings. If any other Creditor accepts that offer, then paragraphs (A) and (B) above also apply in relation to that other Creditor.

Defined terms are set out in clause 1.3 of this schedule.

1.2	Compliance

In accordance with clause 9.4(f)(ii) (“New financial undertakings”) of the Common Terms Deed Poll:

(a)	the substituted financial undertakings set out in clause 1.1 of this schedule apply in relation to all Transaction Documents (as defined for both the purposes of both the Common Terms Deed Poll and this agreement) to which that particular Financier is a party or which apply for the benefit of that particular Financier; and

(b)	the Parent and JHIGL are not required to comply with the replaced financial undertakings.

1.3	Definitions

The following definitions set out in clause 1.1 (“Definitions”) of the Common Terms Deed Poll are no longer applicable:

Consolidated Funded Capitalisation

Consolidated Funded Debt

Consolidated Permitted External Financial Indebtedness

EBIT

Funded Debt

Net Interest Charges

Subordinated Debt

In addition, these meanings apply unless the contrary intention appears:

Consolidated Funded Net Debt means, as of any Reporting Date, the total of all Funded Debt of the Covenant Group outstanding on that date:

(a)	after deducting the aggregate amount of freely available cash and cash equivalent investments held by any member of the Covenant Group on that date; and

(b)	after eliminating all offsetting debits and credits between any members of the Covenant Group and all other items which would be required to be eliminated in the course of the preparation of consolidated financial statements of the Covenant Group in accordance with GAAP,

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	14

and determined by reference to the latest financial statements of the Group delivered under, and in accordance with, clauses 9.6(a) (“quarterly Group Statements”) and 9.6(b) (“annual Group Statements”) of the Common Terms Deed Poll.

Consolidated Permitted External Financial Indebtedness means, as of any Reporting Date, the total of all Permitted External Financial Indebtedness of the Covenant Group (other than an Obligor or an Excluded Entity) outstanding on that date, after eliminating all offsetting debits and credits between any members of the Covenant Group and all other items which are required to be eliminated if consolidated financial statements of the Covenant Group were prepared in accordance with GAAP.

Consolidated Total Tangible Assets means, on any Reporting Date, the total assets of the Covenant Group on that Reporting Date, but after (to the extent included):

(a)	the deduction of revaluations since the last audit; and

(b)	the deduction of goodwill and any other intangible assets of the Covenant Group.

Covenant Group means the Group excluding:

(a)	the Excluded Entities; and

(b)	(to the extent applicable) all asbestos-related assets (e.g. deferred tax assets and insurance receivables relating to asbestos compensation) and liabilities.

EBIT means the operating profit of the Covenant Group, on a consolidated basis, before adjustments for:

(a)	significant, extraordinary, abnormal or exceptional items;

(b)	items recognised in connection with the Special Commission of Inquiry into Medical Research and Compensation Foundation and other related expenses; and

(c)	income tax,

but after adding back Net Interest Charges and all items referred to in paragraphs (a) to (e) of the definition of “Net Interest Charges” that were deducted in deriving the operating profit figure of the Covenant Group and:

(i)	determined by reference to the latest financial statements of the Group delivered under, and in accordance with, clauses 9.6(a) (“quarterly Group Statements”) and 9.6(b) (“annual Group Statements”) of the Common Terms Deed Poll; and

(ii)	excluding any earnings from any Project Activities if these are derived from Project Vehicles or Project Property over which there exist Security Interests (unless such earnings have actually been received in cash by an Obligor).

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	15

EBITDA means the sum of EBIT plus depreciation and amortisation expense of the Covenant Group and:

(a)	determined by reference to the latest financial statements of the Group delivered under, and in accordance with, clauses 9.6(a) (“quarterly Group Statements”) and 9.6(b) (“annual Group Statements”) of the Common Terms Deed Poll; and

(ii)	excluding any depreciation and amortisation expense related to any Project Activities if these are related to Project Vehicles or Project Property over which there exist Security Interests (unless such earnings have actually been received in cash by an Obligor).

Funded Debt means, at any time, with respect to any member of the Covenant Group, all drawn and outstanding Financial Indebtedness of such member owing to any person outside the Covenant Group at that time, other than:

(a)	Subordinated Debt;

(b)	Preferred Stock or other hybrid capital; and

(c)	Non-Recourse Debt,

of the member of the Covenant Group at that time and determined by reference to the latest financial statements of the Group delivered under, and in accordance with, clauses 9.6(a) (“quarterly Group Statements”) and 9.6(b) (“annual Group Statements”) of the Common Terms Deed Poll.

Net Interest Charges for a period means all interest and amounts in the nature of interest or of similar effect to interest, paid or payable by the Covenant Group, on a consolidated basis, less interest income received by or arising to the Covenant Group, on a consolidated basis, in the same period for which such Net Interest Charges are being determined, in each case by reference to the latest financial statements delivered under, and in accordance with, clauses 9.6(a) (“quarterly Group Statements”) and 9.6(b) (“annual Group Statements”) of the Common Terms Deed Poll. It excludes:

(a)	any swap break or reset costs incurred and paid as part of any termination of any hedging or facility;

(b)	any break costs, early redemption premium, make-whole payments, liquidated damages or other penalties (howsoever described) incurred and paid in connection with the prepayment of any facility;

(c)	capitalising interest under any agreement for the provision of Financial Indebtedness to a member of the Covenant Group which is in the nature of:

(i)	a construction facility to fund capital expenditure to be undertaken by a member of the Covenant Group (but only while that capitalising interest is not payable under the terms of that agreement); or

(ii)	a capital-indexed or zero coupon debt instrument which contractually allows the capitalisation of interest;

(d)	establishment, arrangement, underwriting and other fees payable once only on the initial provision of financial accommodation; and

(e)	all interest and amounts in the nature of interest, and any other amounts of the kind referred to in paragraphs (a) to (d) above, relating to:

(i)	Subordinated Debt;

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	16

(ii)	hybrid capital;

(iii)	Non-Recourse Debt; or

(iv)	a loan under which financial accommodation is provided from one member of the Covenant Group to another member of the Covenant Group.

Subordinated Debt means any Financial Indebtedness of any member of the Covenant Group which is:

(a)	subordinated to all unsecured and unsubordinated creditors of that member of the Covenant Group in a winding up, liquidation or dissolution of that member of the Covenant Group; or

(b)	subordinated to the Facilities on terms which each Creditor (or under a syndicated facility, an agent or trustee acting on the instructions of the Majority Creditor) has confirmed are acceptable to it (such confirmation not to be unreasonably withheld or delayed).

1.4	Consequential variations

(a)	In clause 9.2(d) (“General undertakings”) of the Common Terms Deed Poll, the references to “clause 9.4(d) (“Financial undertakings – Funded Debt”) or 9.4(e) (“Financial undertakings - Permitted External Financial Indebtedness”)” are taken to be references to the new financial undertakings set out in clause 1.1 of this schedule.

(b)	In clause 10.1(c)(i) (“Events of default – financial undertakings”) of the Common Terms Deed Poll:

(i)	the reference to “clause 9.4(d)” is taken to be a reference to the financial undertaking set out in clause of this schedule; and

(ii)	the reference to “clause 9.4(e)” is taken to be a reference to the financial undertaking set out in clause of this schedule.

2	Other amendments and additions

2.1	Definition of Excluded Tax

Paragraph (a) of the definition of Excluded Tax set out in clause 1.1 (“Definitions”) of the Common Terms Deed Poll is amended to read as follows:

(a)	a Tax imposed by any jurisdiction on or assessed against the Creditor as a consequence of the Creditor being a resident of or organised in or doing business in that jurisdiction, but not any Tax:

(i)	that is calculated on or by reference to the gross amount of a payment derived under a Transaction Document or another document referred to in a Transaction Document (without the allowance of a deduction); or

(ii)	that is imposed as a result of the Creditor being considered a resident or organised or doing business in that jurisdiction solely as a result of it being a party to a Transaction Document or a transaction contemplated by a Transaction Document;

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	17

2.2	Definition of Permitted Disposal

Paragraph (k) of the definition of Permitted Disposal set out in clause 1.1 (“Definitions”) of the Common Terms Deed Poll is amended to read as follows:

(k)	all other disposals where the aggregate net proceeds of such other disposals in any 12 month period does not exceed 10% of the total assets of the Group (excluding the Excluded Entities) as shown in the balance sheet on the most recent Reporting Date; and

2.3	Definition of Tax

The definition of Tax set out in clause 1.1 (“Definitions”) of the Common Terms Deed Poll is amended to read as follows:

Tax means any present or future tax (including Indirect Taxes), levy, impost, duty, charge, fee, deduction, compulsory loan or withholding or any income, stamp or transaction duty, tax or charge, in the nature of tax whatsoever called and whether imposed, levied, collected, withheld or assessed by any Government Agency and includes, but is not limited to, any penalty, fine, charge, fee, interest or other amount payable in connection with failure to pay or delay in paying the same.

2.4	Additional Event of Default

In addition to the Events of Default set out in clause 10.1 of the Common Terms Deed Poll, it will also be an Event of Default if any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business, except as a result of:

(b)	a Permitted Disposal; or

(c)	a scheme of amalgamation or reconstruction or other transaction, not involving an Insolvency, and where the obligations of the Obligor under the Transaction Documents are assumed by the successor entity to which all, or substantially all of the property, assets and undertaking of the Obligor are transferred or where an arrangement with similar effect not involving an Insolvency is implemented.

2.5	Additional Dealings by Creditors

In addition to the circumstances set out in clause 16.2 of the Common Terms Deed Poll, the Financier may also assign, transfer, sub-participate or otherwise deal with all or any of its rights or obligations under a Transaction Document (a “Transfer”) at any time if:

(a)	an Event of Default subsists; or

(b)	the Transfer is to a Related Entity of the Lender.

For the avoidance of doubt, clause 16.5 (“No increased costs”) of the Common Terms Deed Poll will apply to any Transfer made pursuant to this clause.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	18

Bullet Facility Agreement

Schedule 2 - Drawdown Notice (clause 3)

James Hardie International Finance Limited
Ireland Trade Register number: 471702
Europa House,
2nd Floor
Harcourt Centre,
Harcourt Street Dublin 2
Ireland

Tel +353 1 4116924
Fax +353 1 4791128

To:	[—]

Attention:	[—]
Email:	[—]
Copy to:	[—]
Fax:	[—]

[Insert date]

Drawdown Notice - James Hardie – Bullet Facility Agreement dated [—] March 2013 between James Hardie International Finance Limited. (“JHIFL”, a “Borrower” and “Obligors’ Agent”), James Hardie Building Products, Inc. (“JHBP” and a “Borrower”) and [—] (“Financier”) (“Facility Agreement”)

Under clause 3.2 (“Requesting a drawdown”) of the Facility Agreement, the Obligors’ Agent gives notice as follows.1

[Borrower name] wants to borrow under the Facility.

•	The requested Drawdown Date is [—].[2]

•	The amount of the proposed drawdown is US$[—].

•	The requested first Interest Period is [—].

•	The proposed drawdown is to be paid to:

Account number:	[—]
Account name:	[—]
Bank:	[—]
Branch:	[—]
Branch identifying number (Fedwire, BSB, etc):		[—]

Representations and Warranties and no Event of Default or Potential Event of Default:

We confirm that:

(a)	the representations and warranties in clause 8 (“Representations and warranties”) of the Common Terms Deed Poll are correct and not misleading on the date of this notice and that each will be correct and not misleading on the Drawdown Date.

(b)	no Event of Default or Potential Event of Default subsists at the date of this notice or will result from the provision of the requested utilisation.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	19

Clause 1 (“Definitions”) of the Facility Agreement applies to this notice as if it was fully set out in this notice.

Yours faithfully

[Name of person] being an Authorised Officer of
James Hardie International Finance Limited as Obligors’ Agent

Instructions for completion

1	All items must be completed.
2	Must be a Business Day within the Availability Period.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	20

Bullet Facility Agreement

Schedule 3 - Selection Notice (clause 4.2)

James Hardie International Finance Limited
Ireland Trade Register number: 471702
Europa House,
2nd Floor
Harcourt Centre,
Harcourt Street Dublin 2
Ireland

Tel +353 1 4116924
Fax +353 1 4791128

To:	[—]

Attention:	[—]
Email:	[—]
Copy to:	[—]
Fax:	[—]

[Insert date]

Selection Notice - James Hardie – Bullet Facility Agreement dated [—] March 2013 between [James Hardie International Finance Limited (“JHIFL”, a “Borrower” and “Obligors’ Agent”), James Hardie Building Products, Inc. (“JHBP” and a “Borrower”)] and [—] (“Financier”) (“Facility Agreement”)

Terms defined in the Facility Agreement have the same meaning when used in this notice.

This is an irrevocable notice under clause 4.2 (“Selection of Interest Period”) of the Facility Agreement.

Under clause 4.2 (“Selection of Interest Period”) of the Facility Agreement, the Obligors’ Agent gives notice as follows:

The current Interest Period in respect of the Drawing drawn by [Borrower name] is due to end on [—].

The Interest Period following the current Interest Period is to be a period of [—    ]1.

Representations and Warranties and no Event of Default or Potential Event of Default:

We confirm that:

(a)	the representations and warranties in clause 8 (“Representations and warranties”) of the Common Terms Deed Poll are correct and not misleading on the date of this notice and that each will be correct and not misleading on the Drawdown Date.

(b)	no Event of Default or Potential Event of Default subsists at the date of this notice or will result from the provision of the requested selection of Interest Period.

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	21

Clause 1 (“Definitions”) of the Facility Agreement applies to this notice as if it was fully set out in this notice.

Yours faithfully

[Name of person] being an Authorised Officer of
James Hardie International Finance Limited as Obligors’ Agent

Instructions for completion

1	To be an Interest Period set out in the Details

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	22

Bullet Facility Agreement

Schedule 4 - Repayment Notice (clause 5.1)

James Hardie International Finance Limited
Ireland Trade Register number: 471702
Europa House,
2nd Floor
Harcourt Centre,
Harcourt Street Dublin 2
Ireland

Tel +353 1 4116924
Fax +353 1 4791128

To:	[—]

Attention:	[—]
Email:	[—]
Copy to:	[—]
Fax:	[—]

[Insert date]

Repayment Notice - James Hardie – Bullet Facility Agreement dated [—] March 2013 between [James Hardie International Finance Limited (“JHIFL”, a “Borrower” and “Obligors’ Agent”), James Hardie Building Products, Inc. (“JHBP” and a “Borrower”)] and [—] (“Financier”) (“Facility Agreement”)

Terms defined in the Facility Agreement have the same meaning when used in this notice and where not otherwise defined in this notice.

Under clause 5.1 (“Repayment”) of the Facility Agreement, the Obligors’ Agent gives notice as follows:

The Borrower, [Borrower name], wants to repay under the Facility Agreement in accordance with clause 5.1 (“Repayment”) of the Facility Agreement.

•	Repayment date: [—]

•	The amount of the repayment: US$[—]

•	Principal maturing: US$[—]

•	This repayment will not trigger any Break Costs under clause 5.2 of the Facility Agreement.

Yours faithfully

[Name of person] being an Authorised Officer of
James Hardie International Finance Limited as Obligors’ Agent

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	23

Bullet Facility Agreement

Schedule 5 - Prepayment Notice (clause 5.2)

James Hardie International Finance Limited
Ireland Trade Register number: 471702
Europa House,
2nd Floor
Harcourt Centre,
Harcourt Street Dublin 2
Ireland

Tel +353 1 4116924
Fax +353 1 4791128

To:	[—]

Attention:	[—]
Email:	[—]
Copy to:	[—]
Fax:	[—]

[Insert date]

Prepayment Notice - James Hardie – Bullet Facility Agreement dated [—] March 2013 between [James Hardie International Finance Limited (“JHIFL”, a “Borrower” and “Obligors’ Agent”), James Hardie Building Products, Inc. (“JHBP” and a “Borrower”)] and [—] (“Financier”) (“Facility Agreement”)

Terms defined in the Facility Agreement have the same meaning when used in this notice and where not otherwise defined in this notice.

Under clause 5.2 (“Prepayment”) of the Facility Agreement, the Obligors’ Agent gives notice as follows:

The Borrower, [Borrower name], wants to prepay under the Facility Agreement in accordance with clause 5.2 (“Prepayment”) of the Facility Agreement.

•	Prepayment date: [—]

•	The amount of the prepayment (including any accrued but unpaid interest): US$[—]

•	This repayment [will/will not] not trigger any Break Costs under clause 5.2 of the Facility Agreement.

Yours faithfully

[Name of person] being an Authorised Officer of
James Hardie International Finance Limited as Obligors’ Agent

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	24

Bullet Facility Agreement

Signing page

DATED: [—] March 2013

JHIFL

SIGNED by	)
)
and	)
)
as attorneys for JAMES HARDIE	)
INTERNATIONAL FINANCE LIMITED	)
under power of attorney	)
dated	)
)
in the presence of:	)
)
)
	)	By executing this agreement each attorney states that the attorney has received no notice of revocation of the power of attorney
Signature of witness	)
)
)
Name of witness (block letters)

JHBP

SIGNED by	)
)
and	)
)
as Authorised Representatives of	)
JAMES HARDIE BUILDING	)
PRODUCTS, INC. in the presence of:	)
)
)
)
Signature of witness	)	By executing this agreement each Authorised Representative states that the Authorised Representative has received no notice of revocation of his or her authority to execute this agreement
)
)
Name of witness (block letters))
)
)

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	25

Financier

SIGNED by	)
)
and	)
)
as attorneys for [—] under power of	)
attorney	)
dated	)
)
in the presence of:	)
)
)
)
Signature of witness	)	By executing this agreement each attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
Name of witness (block letters))

© King & Wood Mallesons 11874795_1	James Hardie - Bullet Facility Agreement	26